<pre>
                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No. 333-102781

                              CONECTISYS CORPORATION

                       PROSPECTUS SUPPLEMENT DATED MAY 30, 2003

The prospectus of ConectiSys Corporation dated May 12, 2002 is supplemented to include information from the quarterly report on Form 10-QSB for the quarterly period ended March 31, 2003 filed with the Securities and Exchange Commission by ConectiSys Corporation on May 29, 2003 and to include other updated information. Our condensed consolidated financial statements and related notes for the quarterly period ended March 31, 2003 are included commencing on page F-1 of this supplement.

THE FOLLOWING RISK FACTORS ARE UPDATED AS FOLLOWS:
-------------------------------------------------------------------------------

                                    RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

                            Risks Related to Our Business

        We have no history of revenues, have incurred significant losses, expect continued losses and may never achieve profitably. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully deploying our H-Net(TM) wireless meter reading system.

        We have no history of revenues, have not been profitable and expect continued losses. Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of March 31, 2003, we had an accumulated deficit of approximately $24,368,000. For our fiscal year ended September 30, 2002, we incurred a net loss of approximately $2,347,000 and for our fiscal year ended September 30, 2001, we incurred a net loss of approximately $2,154,000. We cannot predict when we will become profitable or if we ever will become profitable, and we may continue to incur losses for an indeterminate period of time and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully deploying our H-Net(TM) wireless meter reading system, or our H-Net(TM)system, and operating or expanding our business. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going concern.

        Our significant losses have resulted principally from costs incurred in connection with the development of our H-Net(TM) system and from costs associated with our administrative activities. We expect our operating expenses to dramatically increase as a result of our planned deployment of our H-Net(TM) system. Since we have only recently completed the development of our H-Net(TM) system, have no operating history and no existing sources of revenues, we cannot assure you that our business will ever become profitable or that we will ever generate sufficient revenues to meet our expenses and support our planned activities. Even if we are able to

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achieve profitability, we may be unable to sustain or increase our profitability on a quarterly or annual basis.

                        Risks Related To This Offering


        Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities.

        As of May 20, 2003, we had outstanding 279,689,959 shares of common stock, of which all but approximately 200,200,000 shares were unrestricted under the Securities Act of 1933. As of May 20, 2003, we also had outstanding options, warrants, promissory notes, convertible debentures and preferred stock that were exercisable for or convertible into approximately 550,000,000 shares of common stock, approximately 510,000,000 of which are covered by registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

        Conversion or exercise of our outstanding derivative securities could substantially dilute your investment because the conversion and exercise prices of those securities and/or the number of shares of common stock issuable upon conversion or exercise of those securities are subject to adjustment.

        We have issued various notes, debentures and warrants that are convertible or exercisable at prices that are subject to adjustment due to a variety of factors, including fluctuations in the market price of our common stock and the issuance of securities at an exercise or conversion price less than the then-current exercise or conversion price of those notes, debentures or warrants. As of May 20, 2003, the closing price of a share of our common stock on the OTC Bulletin Board(r) was $.0042. On that date, our notes, debentures and warrants outstanding with adjustable conversion and/or exercise prices were convertible or exercisable into approximately 530,000,000 shares of our common stock. The number of shares of common stock that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than this amount if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.


        The applicable conversion price of our debentures issued to certain security holders is variable and does not have a lower-limit, therefore the dilutive effect to our existing security holders is theoretically limitless. Conversely, because the variable conversion price of these debentures has an upper limit, an increase in the trading price of a share of our common stock will result in a limited benefit to existing security holders with respect to the conversion of these debentures. The following table sets forth the number of shares issuable upon conversion of the principal portion of the debentures issued to certain security holders and outstanding as of May 20, 2003, based upon the indicated hypothetical trading prices:

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                                            Approximate
                                             Number of        Percentage of
Hypothetical                                  Shares            Company's
Trading Price     Conversion Price (1)      Issuable (2)     Common Stock (3)
-------------    ---------------------     ------------     -----------------
$.008                  $.004                264,000,000           49%

$.006                  $.003                352,000,000           56%

$.004                  $.002                528,000,000           65%

$.002                  $.001              1,100,000,000           80%

_______________

        (1) The conversion price of our debentures is the lower of 50% of the average of the three lowest intraday trading prices of a share of our common stock on the OTC Bulletin Board(R) during the twenty trading days immediately preceding the conversion date, and either (a) $.06 for the March, May and June 2002 convertible debentures, or (b) $.01 for the November 2002, March and May 2003 convertible debentures. As of May 20, 2003, the applicable conversion price was $.00225.

        (2) Our current authorized capital allows us to issue a maximum of 1,000,000,000 shares of common stock.

        (3) Amounts are based on 279,689,959 shares of our common stock outstanding as of May 20, 2003 plus the corresponding number of shares issuable. Each of the holders of our convertible debentures may not convert our debentures into more than 4.9% of our then-outstanding common stock; however, the holders may waive the 4.9% limitation, thus allowing the conversion of their debentures into a number of shares of common stock in excess of 4.9% of our then-outstanding common stock.

        The holders of our convertible debentures may elect to receive payment for accrued and unpaid interest on our convertible debentures in shares of our common stock based on the conversion price and on the same terms described above with respect to conversions of the principal portion of these debentures. As a result of conversions of the principal or interest portion of our convertible debentures and related sales of our common stock by the holders of our convertible debentures, the market price of our common stock could be depressed, thereby resulting in a significant increase in the number of shares issuable upon conversion of the principal and interest portions of these debentures. You could, therefore, experience substantial dilution of your investment as a result of the conversion of the principal or interest portions of our convertible debentures.

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        Our common stock price is subject to significant volatility, which could result in substantial losses for investors and in litigation against us.

        The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the three months ended March 31, 2003, the high and low closing bid prices of our common stock were $.012 and $.003, respectively. The market price of our common stock may exhibit significant fluctuations in the future response to various factors, many of which are beyond our control and which include:

        o variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;
        o changes in market valuations of similar companies and stock market price and volume fluctuations generally;
        o economic conditions specific to the industries in which we operate;

        o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
        o       regulatory developments;
        o       additions or departures of key personnel; and
        o future sales of our common stock or other debt or equity securities.

        If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

THE PRICE RANGE OF COMMON STOCK
TABLE IS REPLACED WITH THE FOLLOWING:
----------------------------------------------------------------

                              PRICE RANGE OF COMMON STOCK

        The following table shows the high and low closing bid prices of our common stock for the periods presented, as obtained from Pink Sheets LLC, a research service that compiles quote information reported on the National Association of Securities Dealers composite feed or other qualified interdealer quotation medium. The quotations listed below reflect interdealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. Our common stock trades on the OTC Bulletin Board(R) under the symbol "CNES."

                                                        Price Range
                                                        High    Low
Year Ended September 30, 2001:
        First Quarter (October 1 - December 31)        $0.325  $0.09
        Second Quarter (January 1 - March 30)           0.55    0.09
        Third Quarter (April 1 - June 30)               0.36    0.16
        Fourth Quarter (July 1 - September 30)          0.23    0.11

Year Ended September 30, 2002:
        First Quarter                                  $0.19  $0.095
        Second Quarter                                  0.105   0.07
        Third Quarter                                   0.10    0.016
        Fourth Quarter                                  0.036   0.007

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Year Ended September 30, 2003:
        First Quarter                                  $0.036 $0.007
        Second Quarter                                  0.012  0.003

        As of May 20, 2003, we had 279,689,959 shares of common stock outstanding and held of record by approximately 820 shareholders, and the high and low sale prices of a share of our common stock on the OTC Bulletin Board(R) on that date were $.005 and $.0042, respectively. Within the holders of record of our common stock are depositories such as Cede & Co. that hold shares of stock for brokerage firms which, in turn, hold shares of stock for beneficial owners.

THE CAPITALIZATION TABLE
IS REPLACED WITH THE FOLLOWING:
-------------------------------------------------------------------------------

                                    CAPITALIZATION

        The following table sets forth our capitalization as of March 31,
2003. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes an aggregate of approximately 550,000,000 shares of common stock that were issuable upon conversion or exercise of outstanding convertible notes, debentures, options and warrants as of March 31, 2003.
                                                                 March 31, 2002
                                                              -----------------

Long-term debt, less current portion.........................                --
                                                                   ============
Shareholders' equity:
 Preferred stock, $1.00 par value. Authorized 50,000,000 shares.
 Class A Preferred Stock, $1.00 par value, 1,000,000 shares
     authorized, 200,020 shares issued and outstanding..........        200,020
 Common stock, no par value. Authorized 250,000,000 shares;
  issued and outstanding, 88,837,163 shares.....................     19,112,932
Additional paid in capital
 Class B Preferred Stock, $1.00 par value, 1,000,000 shares
     authorized, no shares issued and outstanding...............        100,000
 Common stock, no par value. Stock options and warrants
    exercisable, 9,807,154 shares...............................      1,344,663
Beneficial conversion option; debt instruments..................        994,827
Accumulated deficit.............................................    (24,367,730)
                                                                 ---------------
   Total shareholders' equity (deficit)......................... $   (2,614,601)
                                                                 ---------------
   Total capitalization......................................... $   (2,614,601)

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THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS SECTION IS REPLACED WITH THE FOLLOWING:
--------------------------------------------------------------------------------

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes and the information included under the caption "Risk Factors" included elsewhere in this prospectus. Except for historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions and our current beliefs regarding revenues we might earn if we are successful in implementing our business strategies. See "Special Note Regarding Forward-Looking Statements" for further information regarding forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements as a result of a number of factors, many of which are beyond our control, including those factors discussed under "Risk Factors" and other headings in this prospectus, which could, among other things, cause the price of our common stock to fluctuate substantially.

Overview

        Since 1995, we have been engaged in the development of a low-cost automatic meter reading, or AMR, solution. We have developed a low- cost AMR solution that includes a proprietary system employing specialized hardware and software that will allow for residential and commercial applications. Our proprietary system is called H- Net(TM), which is a trademark of ConectiSys.

        We are currently in a cost-reduction phase of the development of our H-Net(TM) system and have completed the development for commercial production of our H-Net(TM) 4.0 wireless meter reading product. We have not yet sold any H-Net(TM) systems and we do not expect any significant sales of our H-Net(TM) systems until mid to late 2003. Accordingly, we have not earned any significant revenues from the sale of H-Net(TM) systems. We have no history of revenues and have incurred significant losses since the beginning of the development of our H-Net(TM) system. We have a significant accumulated deficit and negative working capital. As a result of our financial condition, our independent auditors have issued an opinion questioning our ability to continue as a going concern.

Critical Accounting Policies and Estimates

        The following discussion and analysis is based upon our financial statements, which have been prepared using accounting principles generally accepted in the United States of America. The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses, and assets and liabilities, during the periods reported. Estimates are used when accounting for certain items such as depreciation, likelihood of realization of certain assets, employee compensation programs and valuation of intangible assets. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from our estimates.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements. We have based our financial statements on the assumption of our operations continuing as a going concern. As a result, we continue to depreciate fixed assets and show certain debts as long-term.
We have written-off the value of technology in prior periods because the realization of that value was doubtful. Our compensation of consultants

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and employees with our capital stock is recorded at estimated market value.
The volatile nature of the price of our common stock causes wide disparities in certain valuations.

Results of Operations

        Comparison of Results of Operations for the Three Months Ended March 31, 2003 and 2002

        We did not generate any revenues for the three months ended March 31, 2003 and March 31, 2002. General and administrative expenses increased by $109,836 or 38% to $398,884 for the three months ended March 31, 2003 as compared to $289,048 for the same period in 2002. This increase was primarily due to an increase in our H-Net(TM) system's development costs.

        Interest expense increased by $235,889 or 787% to $265,848 during the three months ended March 31, 2003 as compared to $29,959 for the same period in 2002. This increase in interest expense was due to increased borrowings between the periods reported.

        Net loss for the three months ended March 31, 2003 increased by $380,739 or 119% to $699,746 as compared to a net loss of $319,007 for the same period in 2002. This increase primarily was due to the increase in general and administrative expenses and increase in interest expense as described above.

        Comparison of Results of Operations for the Six Months Ended March 31, 2003 and 2002

        We did not generate any revenues for the six months ended March 31, 2003 and March 31, 2002. General and administrative expenses decreased by $131,008 or 13% to $887,116 for the six months ended March 31, 2003 as compared to $1,018,124 for the same period in 2002. This decrease was primarily due to a decrease in our H-Net(TM) system's development costs.

        Interest expense increased by $470,825 or 832% to $527,438 during the six months ended March 31, 2003 as compared to $56,613 for the same period in 2002. This increase in interest expense was due to increased borrowings between the periods reported.

        Net loss for the six months ended March 31, 2003 increased by $374,831 or 35% to $1,449,568 as compared to a net loss of $1,074,737 for the same period in 2002. This increase primarily was due to the increase in interest expense, which was partially offset by the decrease in general and administrative expenses as described above.

Liquidity and Capital Resources

        During the six months ended March 31, 2003 we financed our operations solely through private placements of securities. Because we have only recently completed the development of our H-Net(TM) system for commercial production and are in a cost-reduction phase of development, we have never generated any revenue from operations. Our consolidated financial statements as of and for the years ended September 30, 2002 and 2001 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

        As of March 31, 2003, we had negative working capital of approximately $2,659,000 and an accumulated deficit of approximately $24,368,000. As of that date, we had approximately $67,000 in cash and cash equivalents. We had accounts payable and accrued compensation expenses of approximately $1,357,000. We had other current liabilities, including amounts due to officers, accrued interest, notes and convertible debts of approximately $1,386,000, including those issued prior to the beginning of

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fiscal year 2002. To the extent convertible debentures or promissory notes that we have issued are converted into shares of common stock, we will not be obligated to repay the converted amounts.

        Cash used in our operating activities totaled approximately $536,000 for the six months ended March 31, 2003 as compared to approximately $594,000 for the six months ended March 31, 2002. No cash was provided by our investing activities for the six months ended March 31, 2003 and March 31, 2002.

        Cash provided by our financing activities totaled approximately $548,000 for the six months ended March 31, 2003 as compared to approximately $591,000 for the six months ended March 31, 2002. We raised all of the cash provided by financing activities during the six months ended March 31, 2003 from the issuance of convertible debentures, promissory notes and/or stock subscriptions.

        In April 2001, we issued an 8% Convertible Note to Laurus Master Fund, Ltd., or Laurus, in the principal amount of $300,000. We have been unable to repay the amounts owed under this note and we have failed to satisfy our obligation to register for resale the shares of common stock underlying this note. On February 15, 2002, and as amended on April 2, 2002, we agreed to terms with Laurus regarding our obligations under this note. Under the terms of this agreement, we paid to Laurus $100,000 in cash on February 19, 2002 and $50,000 in cash on April 5, 2002. However, we have not met all the terms of the February 15, 2002 agreement, as well as, the original terms under the April 2001 Convertible Note. We are currently working with Laurus to pay down the remaining balance of the original April 2001 Convertible Note. As of September 30, 2002, approximately $129,000 of principal and accrued and unpaid interest under the original note remained outstanding. As of May 20, 2003, approximately $62,500 of principal and accrued and unpaid interest under this note remained outstanding.

        In February 2002, we borrowed $340,000 from the Mercator Momentum Fund in order to make the initial $100,000 payment under our settlement arrangement with Laurus and to fund continuing development of our H-NetTM system. This loan from the Mercator Momentum Fund is a short-term loan due May 15, 2002 and accrues interest an annual rate of 18%. The loan was secured by shares of our common stock. As of June 13, 2002, we owed Mercator Momentum Fund approximately $243,000 of principal and accrued and unpaid interest under this loan and were in default in the repayment of this debt.

        On June 14, 2002, Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of our common stock into its name as a result of our default on its loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator Momentum Fund, 3,500,000 shares of our common stock were issued and pledged as collateral by us in February 2002, and 2,361,814 shares of our common stock were pledged as collateral by Robert Spigno, our Chief Executive Officer, in February 2002.

        On June 21, 2002, Mercator Momentum Fund filed an action against ConectiSys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of our company and is also our Chief Executive Officer. Ms. Spigno is our Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The complaint relates to the loan in February 2002 from Mercator Momentum Fund of $340,000, as more particularly described above.

        We believe that Mercator Momentum Fund's claims are without merit because, among other factors, we have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of our common stock. We intend to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund. This case is currently in the pre-trial and discovery phases.

        Due to the size of the amount owed to Mercator Momentum Fund and our poor financial condition, an adverse decision in the litigation against us could have a materially negative impact on our financial condition and business prospects, including the deployment of our H-Net(TM) system.

        In March 2002, we issued $300,000 of our secured convertible debentures to four accredited investors in the first stage of a three-stage offering. The secured convertible debentures are due March 29, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $225,000. As of May 20, 2003, an aggregate of $113,590 of principal plus related accrued and unpaid interest relating to the debentures issued in March 2002 remained outstanding.

        In May 2002, we issued $150,000 of our secured convertible debentures to four accredited investors in the second stage of a three-stage offering. The secured convertible debentures are due May 10, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $140,000. As of May 20, 2003, an aggregate of $150,000 of principal plus related accrued and unpaid interest relating to the debentures issued in March 2002 remained outstanding.

        In June 2002, we issued $300,000 of our secured convertible debentures to four accredited investors in the third stage of a three-stage offering. The secured convertible debentures are due June 17, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $237,500. As of May 20, 2003, an aggregate of $300,000 of principal plus related accrued and unpaid interest relating to the debentures issued in June 2002 remained outstanding.

        In November 2002, we issued $200,000 of our secured convertible debentures to three accredited investors in the first stage of a three-stage offering. The secured convertible debentures are due November 29, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $225,000. The investors are obligated to purchase an additional $150,000 of our secured convertible debentures and warrants to purchase up to 750,000 shares of common stock within 5 days after the effective date of the registration statement of which this prospectus is a part. As of May 20, 2003, an aggregate of $192,500 of principal plus related accrued and unpaid interest relating to the debentures issued in November 2002 remained outstanding.

        In March 2003, we issued $150,000 of our secured convertible debentures to three accredited investors in the second stage of a three-stage offering. The secured convertible debentures are due March 3, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $125,000. As of May 20, 2003, the full amount of the debentures issued in February 2003 remained outstanding.

        In May 2003, we issued $150,000 of our secured convertible debentures to three accredited investors in the third stage of a three-stage offering. The secured convertible debentures are due May 12, 2003 and provide for interest at the rate of 12% per annum. The secured convertible debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock. The net proceeds of that offering, after payment of related expenses, were approximately $125,000. As of May 20, 2003, the full amount of the debentures issued in May 2003 remained outstanding.

        As of May 20, 2003, we were in default under our obligations to register for resale shares of our common stock underlying certain of our outstanding convertible debentures. In addition, as of that date, we also were in default under our obligations to make quarterly interest payments under all of our outstanding convertible debentures. Also, as of that date, we were in default under our obligations to repay an aggregate of $113,590 of principal plus related accrued and unpaid interest on our convertible debentures due March 29, 2003. As of that date we were also in default under our obligations to repay an aggregate of $150,000 of principal plus related accrued and unpaid interest on our convertible debentures due May 10, 2003. We anticipate that these convertible debentures ultimately will be converted into shares of our common stock and that we therefore will not be obligated to repay the outstanding principal and accrued and unpaid interest amounts on those debentures.

        As of May 20, 2003 we had an additional note due September 1, 2003 payable in the approximate amount of $195,000. This note bears interest at an annual rate of 18%.

        Our continued operations are dependent on securing additional sources of liquidity through debt and/or equity financing.

        As indicated above, our consolidated financial statements as of and for the years ended September 30, 2002 and 2001 have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As discussed in this document and in Note 1 to our consolidated financial statements for the years ended September 30, 2002 and 2001, we have suffered recurring losses from operations and at September 30, 2002 had net capital and working capital deficiencies. These factors, among others, raised substantial doubt about our ability to continue as a going concern and led our independent certified public accountants to modify their unqualified opinion to include an explanatory paragraph related to our ability to continue as a going concern. The consolidated financial statements included in this document do not include any adjustments that might result from the outcome of this uncertainty.

        We have been, and currently are, working toward identifying and obtaining new sources of financing. Deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Further, our current secured convertible debenture financing documents contain notice and right of first refusal provisions and the grant of a security interest in substantially all of our assets in favor of the convertible debenture investors, all of which provisions will restrict our ability to obtain debt and/or equity financing.

        Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

        If adequate funds are not available, we may be required to delay, scale back or eliminate portions of our operations and product and service development efforts or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Accordingly, the inability to obtain such financing could result in a significant loss of ownership and/or control of our proprietary technology and other important assets and could also adversely affect our ability to fund our continued operations and our product and service development efforts that historically have contributed significantly to our competitiveness.

        We have recently completed development of our H-Net(TM) system for commercial production and are now in a cost-reduction phase of development with the goal of deployment of our H-Net(TM) system in mid to late 2003. We believe that if we are successful in deploying our H-Net(TM) system, we will begin to generate revenues from our business activities.


THE FIFTH AND SIXTH PARAGRAPHS OF THE CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS SECTION ARE REPLACED WITH THE FOLLOWING:
----------------------------------------------------------------------------

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        At September 30, 2000, Robert Spigno had made cumulative cash advances to ConectiSys of $75,000. On October 1, 2000, these advances were memorialized in a revolving promissory note, executed by ConectiSys in favor of Mr. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, additional cash advances were made by Mr. Spigno under this note in the amount of $20,000 and we repaid an aggregate of $50,000 to Mr. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $11,880, resulting in a $56,880 balance under the note. On September 30, 2001, we executed a new promissory note due September 1, 2002 initially in that amount. For the year ended September 30, 2000, we incurred interest expenses in the amount of $21,766, including $10,583 associated with the assumption by Mr. Spigno of a promissory note due S.W. Carver Corporation, which was repaid in May 2000. On September 1, 2002, we executed a new promissory note due September 1, 2003 initially in the aggregate amounts owed to Mr. Spigno as of that date. The aggregate amounts due Mr. Spigno under these arrangements as of March 31, 2003 was $7,753.33.

        At September 30, 2000, Patricia Spigno had made cumulative cash advances to ConectiSys of $61,945, under a revolving promissory note effective October 1, 2000, executed by ConectiSys in favor of Ms. Spigno, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, we repaid an aggregate of $40,681 to Ms. Spigno on this note. As of September 30, 2001, total accrued and unpaid interest was $4,610, resulting in a $25,874 balance under the note. On September 30, 2001, we executed a new promissory note due September 1, 2002 initially in that amount. Ms. Spigno also borrowed on a personal credit card for our benefit in the amount of $18,455, bringing our total obligation due Ms. Spigno at September 30, 2001 to $44,329. During the year ended September 30, 2002, additional loan advances from Ms. Spigno were $19,500 and accrued interest was $2,269. We repaid certain amounts resulting in an aggregate loan balance due at March 31, 2003 of $8,902. The loan balance is due on demand and continues to accrue interest at the rate of 18% per year.

THE PRINCIPAL AND SELLING SECURITY HOLDERS
SECTION IS REPLACED WITH THE FOLLOWING:
----------------------------------------------------------------------------

           PRINCIPAL AND SELLING SECURITY HOLDERS

        As of May 20, 2003, a total of 279,689,959 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock both before and immediately after the offering by:

        o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;

        o       each selling security holder;

        o       each of our directors;

        o each executive officer named in the Summary Compensation Table contained elsewhere in this prospectus; and

        o       all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes or preferred stock held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

        All of the shares of common stock being offered under this prospectus are issuable upon conversion of debentures or upon exercise of warrants that were acquired by the selling security holders from us in connection with a private placement that we made effective as of November 27, 2002, March 3, 2003 and May 12, 2003. In the private placement effective November 27, 2002, we issued $200,000 in principal amount of secured convertible debentures due November 27, 2003 to three accredited investors, or the debenture investors, in exchange for gross proceeds of $200,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 1,000,000 shares of our common stock to the debenture investors. In the private placement effective March 3, 2003, we issued $150,000 in principal amount of secured convertible debentures due March 3, 2004 to the debenture investors in exchange for gross proceeds of $150,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 750,000 shares of our common stock to the debenture investors. In the private placement effective May 12, 2003, we issued $150,000 in principal amount of secured convertible debentures due May 12, 2004 to the debenture investors in exchange for gross proceeds of $150,000 in cash. In connection with that private placement, we also issued warrants to purchase up to an aggregate of 750,000 shares of our common stock to the debenture investors.

        The secured convertible debentures bear interest at an initial rate of 12% per year. The initial conversion price of the debentures is equal to the lesser of (i) 50% of the average of the three lowest intraday trading prices of a share of our common stock for the twenty trading days immediately preceding a conversion date, and (ii) $.01. The conversion price also is subject to customary anti- dilution adjustments in connection with mergers, acquisitions, stock splits, dividends and the like.

        We agreed to register for resale a total of 200% of the shares of common stock that may be issuable upon conversion of the convertible debentures and related warrants. The shares of common stock being offered under this prospectus include shares of common stock issuable upon conversion of the secured convertible debentures and upon exercise of the related warrants without regard to the exercise limitations described below.

        The terms of the secured convertible debentures and the warrants prohibit conversion of the secured convertible debentures or exercise of the warrants to the extent that conversion of the debentures would result in the debenture investor, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock, and to the extent that exercise of the warrants would result in the debenture investor, together with its affiliates, beneficially owning in excess of 4.9% of our outstanding shares of common stock. A debenture investor may waive the 4.9% limitation upon 60 days' prior written notice to us. Also, these limitations do not preclude a debenture investor from converting or exercising a secured convertible debenture or warrant and selling shares underlying the secured convertible debenture or warrant in stages over time where each stage does not cause the investor and its affiliates to beneficially own shares in excess of the limitation amounts. Despite the limitations contained in the secured convertible debentures and warrants, the number of shares shown in the table as beneficially owned by each debenture investor prior to this offering is in excess of 4.9% of the shares of our common stock outstanding based on the date of the table. The number of shares being offered by each debenture investor under this prospectus is in excess of the amount of shares issuable to that investor without such investor's waiver of the conversion and exercise limitations discussed above.

        We have agreed to pay expenses, other than broker discounts and commissions, if any, in connection with this prospectus. We have agreed with some of the selling security holders to prepare and file all amendments and supplements to the registration statement of which this prospectus is a part as may be necessary under the rules and regulations of the Securities Act of 1933 to keep it effective until the earlier of:

        O the date that all shares of common stock offered under this prospectus may be resold by those holders in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation, under Rule 144 under the Securities Act; and

        O the date that all shares of common stock offered by those holders under this prospectus have been resold.

        We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling security holders.


Name and Address of              Title of        Shares Beneficially Owned       Shares        Shares Beneficially
of Beneficial Owner (1)(2)        Class          Prior to the Offering       Being Offered  Owned After the Offering(3)
                                                        Number                                 Number     % of Class
__________________________      ________        _________________________    _____________   __________________________
Robert A. Spigno..........      Common                11,436,210(4)                 --         11,436,210    4.00%

                            Class A Preferred            450,020(5)                 --            450,020  100.00%

                            Class B Preferred            500,000(6)                 --            500,000  100.00%

Patricia A. Spigno........      Common                 2,423,863(7)                 --          2,423,863       *

Lawrence Muirhead.........      Common                   971,393                    --            971,393       *

Melissa McGough...........      Common                   454,138(8)                 --            454,138       *

AJW Partners, LLC               Common                74,307,527(9)             74,307,527(9)        --         --

AJW Offshore, Ltd.........      Common                74,307,527(9)             74,307,527(9)        --         --

AJW Qualified Partners,
LLC.......................      Common                74,308,443(9)           74,308,443(9)          --         --

All directors and executive
officers
as a group (4 persons)          Common                15,285,604(10)                 --           15,285,604   5.33%
                            Class A Preferred            450,020(5)                  --             450,020  100.00%
                            Class B Preferred            500,000(6)                  --             500,000  100.00%

        _______________

        *       Less than 1.00%

        (1) The address of each director and executive officer named in this table is c/o ConectiSys Corporation, 24730 Avenue Tibbitts, Suite 130, Valencia, California 91355. Mr. Spigno and Mr. Muirhead are directors and executive officers of ConectiSys. Ms. McGough is a director of ConectiSys. Ms. Spigno is an executive officer of ConectiSys.
        (2) The address of each of AJW Partners, LLC, AJW Offshore, Ltd. and AJW Qualified Partners, LLC is 1044 Northern Boulevard, Suite 302, Roslyn, New York 11576. AJW Offshore, Ltd. was formerly known as AJW/New Millennium Offshore, Ltd. AJW Qualified Partners was formerly known as Pegasus Capital Partners, LLC.
        (3)     Assumes all shares of class being offered are sold.
        (4) Includes 1,443,654 shares underlying options and 5,000,000 shares issuable upon conversion of Class B Preferred Stock. Mr. Spigno holds an option to purchase Class B Preferred Stock.
        (5) Includes an option to purchase up to 250,000 shares of Class A Preferred Stock.
        (6) Represents an option to purchase up to 500,000 shares of Class B Preferred Stock.
        (7)     Includes 500,000 shares underlying options.
        (8)     Includes 100,000 shares underlying options.
        (9) The number of shares set forth in the table for the selling security holders represents an estimate of the number of shares of common stock to be offered by the selling security holders. The number of shares set forth in the table for the selling security holders does not include shares of common stock issuable upon conversion of any debentures or exercise of related warrants issued to the selling security holders in connection with the debenture financing transactions of ConectiSys Corporation that occurred in March 2002, May 2002 and June 2002. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on May 20, 2003, the conversion price would have been $.00225. Under the terms of the warrants, if the warrants had actually been converted on May 20, 2003, the exercise price would have been $.005.

        (10)    Includes 7,043,654 shares underlying options.

                             CONECTISYS CORPORATION
                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
                                                                         ----
Condensed Consolidated Balance Sheets as of March 31, 2003 (unaudited)....F-1

Condensed Consolidated Statement of Operations for the Three
     and six Months Ended March 31, 2003 and 2002 and the
     Cumulative Period From December 31, 1990 (Inception)
     Through March 31, 2003 (unaudited)...................................F-3

Condensed Consolidated Statements of Changes in Shareholders'
     Equity (Deficit) for the Cumulative Period From
     December 31, 1990 (Inception) Through March 31, 2003.................F-4

Condensed Consolidated Statement of Cash Flows for the Six
     Months Ended March 31, 2003 and 2002 and the Cumulative
     Period From December 31, 1990 (Inception) Through
     March 31, 2003 (unaudited)...........................................F-10

Notes to Condensed Consolidated Financial Statements (unaudited)..........F-13

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
              CONSOLIDATED BALANCE SHEETS
                    March 31, 2003


                                                                  Mar. 31
                                                                   2003
                                                                 Unaudited


Assets
Current assets
  Cash                                                            66,895
  Debt issuance cost - current, net of accumulated
    amortization of $242,232, $0 and $131,172                     18,043
Total current assets                                              84,938

Property and equipment, net of accumulated
  depreciation of $287,504, $273,041 and $280,373                 44,208

License and technology, net of accumulated
  amortization of $421,478, $421,478 and $421,478                      0

Total assets                                                     129,146

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
              CONSOLIDATED BALANCE SHEETS
                    March 31, 2003

                                                                Mar. 31
                                                                 2003
                                                               Unaudited


Liabilities and shareholders' equity
Current liabilities
  Accounts payable                                               337,802
  Accrued compensation                                         1,019,588
  Due to officers                                                 19,431
  Accrued interest payable                                       264,941
  Other current liabilities                                       10,903
  Notes payable and current potion of
    long-term debt                                             1,091,082

Total current liabilities                                      2,743,747

Long-term debt, net of current                                         0

Total liabilities                                              2,743,747

Shareholders' equity
Preferred stock - Class A 1,000,000 shares authorized
    $1.00 par value, 200,020 issued and outstanding              200,020
Convertible preferred stock - Class B 1,000,000 shares
    authorized $1.00 par value, no shares issued
    and outstanding                                                    0
Common stock - 1,000,000,000 shares authorized,
  no par value, 213,952,135, 36,746,568 and 64,311,823
  respectively shares issued and outstanding                  19,112,932
Additional paid-in-capital:
Stock options exercisable,
  Convertible preferred stock - Class B
   1,000,000 stock options issued and outstanding, common        100,000
  Common stock - 10,557,154; 8,807,154
   and 3,207,154 respectively                                  1,345,350
Beneficial conversion option                                     994,827

Accumulated gain (deficit) during development stage          (24,367,730)

Total shareholders' deficit                                   (2,614,601)

Total liabilities and shareholders' equity                       129,146

CONECTISYS CORPORATION AND SUBSUDIARIES ( A Development Stage Company)
         CONSOLIDATED STATEMENT OF OPERATIONS
   For the Three and Six Months Ended March 31, 2003 and 2002
               And the Cumulative Period
From December 31, 1990 (Inception) Through March 31, 2003


                                                                                                             Dec. 1, 1990
                                                                                                              (Inception)
                                     3 Months Ended    3 Months Ended    6 Months Ended    6 Months Ended       Through
                                         Mar. 31           Mar. 31           Mar. 31           Mar. 31          Mar. 31
                                          2003              2002              2003              2002             2003
                                       Unaudited         Unaudited         Unaudited         Unaudited         Unaudited
Revenues                                      0                 0                 0                 0           517,460

Cost of goods sold                       35,014                 0            35,014                 0           676,402

Gross profit                            (35,014)                0           (35,014)                0          (158,942)

General and administrative              398,884           289,048           887,116         1,018,124        19,248,536

Loss from operations                   (433,898)         (289,048)         (922,130)       (1,018,124)      (19,407,478)

Non-operating income (expense)                0                 0                 0                 0          (835,776)

Interest expense                       (265,848)         (29,959)         (527,438)         (56,613)         (2,296,913)

Net loss                               (699,746)         (319,007)       (1,449,568)       (1,074,737)      (22,540,167)

Weighted average shares outstanding  93,438,124        35,701,769       104,251,198        35,003,564

Net loss per share                        (0.01)            (0.01)            (0.01)            (0.03)

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2003


                         Preferred Stock             Common Stock               Additional     Stock                      Total
                         Class A and B               No Par Value                 Paid in   Subscription  Accumulated Shareholders'
                            Shares          Value       Shares        Value       Capital    Receivable   Deficit   Equity(Deficit)
Balance, Dec. 1, 1990
(re-entry
development stage)                  0              0       10,609    1,042,140                             (1,042,140)           0

Shares issued in exchange for:
Cash, Aug. 1993                     0              0        1,000        1,000                                      0        1,000
Capital contribution,
 Aug. 1993                          0              0        2,000          515                                      0          515
Services, Mar. 1993                 0              0        2,000          500                                      0          500
Services, Mar. 1993                 0              0        1,200          600                                      0          600
Net loss for the year               0              0            0            0                                 (5,459)      (5,459)

Balance, Nov. 30, 1993              0              0       16,809    1,044,755                             (1,047,599)      (2,844)

Shares issued in exchange for:
Services, May 1994                  0              0        2,400        3,000                                      0        3,000
Cash, Sep. 1994                     0              0       17,771       23,655                                      0       23,655
Services, Sep. 1994                 0              0        8,700       11,614                                      0       11,614
Cash, Sep. 1994                     0              0        3,000       15,000                                      0       15,000
Cash, Oct. 1994                16,345 A       16,345            0            0                                      0       16,345
Cash, Sep. and Oct. 1994                           0        1,320       33,000                                      0       33,000
Net loss for the year               0              0            0            0                                (32,544)     (32,544)

Balance, Nov. 30, 1994         16,345         16,345       50,000    1,131,024                             (1,080,143)      67,226


Shares issued in exchange for:
Cash, Feb. 1995                     0              0        1,160      232,000                                      0      232,000
Debt repayment, Feb. 1995           0              0        2,040      408,000                                      0      408,000
Debt repayment, Feb. 1995           0              0        4,778      477,810                                      0      477,810
Acquisition of assets, CIPI
 Feb. 1995                          0              0       28,750    1,950,000                                      0    1,950,000
Acquisition of assets,
 Apr. 1995                          0              0       15,000            0                                      0            0
Cash and services, Apr.
 and May 1995                       0              0       16,000      800,000                                      0      800,000
Cash, Jun. 1995                     0              0          500       30,000                                      0       30,000
Acquisition of assets and
 services, Sep. 1995                0              0        4,000      200,000                                      0      200,000
Cash, Sep. 1995                     0              0           41        3,000                                      0        3,000
Acquisition of assets,
 Sep. 1995                          0              0       35,000    1,750,000                                      0    1,750,000
Return of assets, CIPI
 Sep. 1995                          0              0      (27,700)  (1,950,000)                                     0   (1,950,000)
Net loss for the year               0              0            0            0                             (2,293,867)  (2,293,867)

Balance, Nov. 30, 1995         16,345         16,345      129,569    5,031,834                             (3,374,010)   1,674,169


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2003


                         Preferred Stock             Common Stock               Additional     Stock                      Total
                         Class A and B               No Par Value                 Paid in   Subscription  Accumulated Shareholders'
                            Shares          Value       Shares        Value       Capital    Receivable     Deficit  Equity(Deficit)

Shares issued in exchange for:
Cash, Feb. 1996                     0              0        1,389      152,779                                      0      152,779
Debt repayment, Feb. 1996           0              0       10,000      612,000                                      0      612,000
Services, Feb. 1996                 0              0        3,160      205,892                                      0      205,892
Cash, Mar. 1996                     0              0          179       25,000                                      0       25,000
Shares returned and
 canceled Mar. 1996                 0              0      (15,000)           0                                      0            0
Services, Apr. 1996                 0              0           13        2,069                                      0        2,069
Services, Sep. 1996             4,155 A        4,155          586       36,317                                      0       40,472
Services, Oct. 1996                 0              0        6,540      327,000                                      0      327,000
Debt repayment, Nov. 1996           0              0        2,350       64,330                                      0       64,330
Net loss for the year               0              0            0            0                             (2,238,933)  (2,238,933)

Balance, Nov. 30, 1996         20,500         20,500      138,786    6,457,221                             (5,612,943)     864,778

Shares issued in exchange for:
Services, Mar. 1997                 0              0          228        6,879                                      0        6,879
Services, Apr. 1997                 0              0          800       13,120                                      0       13,120
Services, Jul. 1997                 0              0        1,500       16,200                                      0       16,200
Cash, Jul. 1997                     0              0       15,000      300,000                                      0      300,000
Services, Aug. 1997                 0              0        5,958       56,000                                      0       56,000
Adjustment for partial
 shares due to reverse
 stock split (1:20)                 0              0          113            0                                      0            0
Services, Oct. 1997                 0              0    1,469,666      587,865                                      0      587,865
Debt repayment, Oct 1997            0              0    1,540,267      620,507                                      0      620,507
Cash, Oct. 1997                     0              0    1,500,000      281,250                                      0      281,250
Services, Nov. 1997                 0              0        4,950       10,538                                      0       10,538
Net loss for the year               0              0            0            0                             (2,739,268)  (2,739,268)

Balance, Nov. 30, 1997         20,500         20,500    4,677,268    8,349,580                             (8,352,211)      17,869

Shares issued in exchange for:
Services, Dec. 1997
through Nov. 1998                   0              0    2,551,610    2,338,264                                      0    2,338,264
Debt repayment, Apr. 1998
through Sep. 1998                   0              0      250,000      129,960                                      0      129,960
Cash, Jan. 1998 through
 Jul. 1998                          0              0    4,833,334    1,139,218                                      0    1,139,218
Acquisition of assets,
 Jul. 1998                          0              0      300,000      421,478                                      0      421,478
Acquisition of 20% minority
 interest in subsidiary,
 Jul. 1998                          0              0       50,000       59,247                                      0       59,247
Services, Nov. 1998            60,000 A       60,000            0            0                                      0       60,000
Net loss for the year               0              0            0            0                             (4,928,682)  (4,928,682)

Balance, Nov. 30, 1998         80,500         80,500   12,662,212   12,437,747                            (13,280,893)    (762,646)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2003


                         Preferred Stock             Common Stock               Additional     Stock                      Total
                         Class A and B               No Par Value                 Paid in   Subscription  Accumulated Shareholders'
                            Shares          Value       Shares        Value       Capital    Receivable     Deficit  Equity(Deficit)

Shares issued in exchange for:
Shares returned and canceled
 Dec. 1998                          0              0   (1,350,000)    (814,536)                                           (814,536)
Services, Dec. 1998
 through Sep. 1999                  0              0      560,029      349,454      150,000                                499,454
Cash, Dec. 1998
 through Sep. 1999                  0              0    1,155,800      129,537                                             129,537
Debt repayment, Sep. 1999      39,520 A       39,520      960,321      197,500      100,000                                337,020
Net loss for the year               0              0            0            0                             (1,323,831)  (1,323,831)

Balance, Sep. 30, 1999        120,020        120,020   13,988,362   12,299,702      250,000               (14,604,724)  (1,935,002)

Shares issued in exchange for:
Services, October 1999 through                            (17,500)     (12,000)                                            (12,000)
  September 2000, valued from
  $.025 to $0.80 per shares         0              0    2,405,469      990,949                                             990,949
Retainers, debt and accrued
  liabilities, October 1999
  through September 2000 valued
  from $0.25 to $1.57 shares        0              0    2,799,579    1,171,638                                           1,171,638
Cash, October 1999 through
 September 2000, with subscription
  prices ranging from $0.25 to
  $0.66 per share                   0              0    2,295,482      839,425                   (15,450)                  823,975
Issuance of $63,500 consultant
  stock options, March, 2000
  at an exercise price of $2.00
  per share                         0              0            0            0      214,130            0            0      214,130
Reduction of exercise prices
  on 2,600,000 officer and employee
  common stock options, March 2000
  to $0.38 and approx.$0.39
  per share                         0              0            0            0    1,113,610                              1,113,610
Exercise of 2,056,346 common and
  20,000 preferred officer stock
  options, May 2000, with
  common stock strike prices
  ranging from $0.15 to approx.
  $0.39 per share, in exchange for
  officer debt                 20,000         20,000    2,056,346      897,707     (407,735)                               509,972
Issuance of $500,000 consultant
  stock options, September 2000
  with floating exercise prices
  set at 15% below current          0              0            0            0       65,000                                 65,000
Net loss for the year               0              0            0            0            0            0   (3,812,140)  (3,812,140)

Balance, September 30, 2000   140,020        140,020   23,527,738   16,187,421    1,235,005      (15,450) (18,416,864)    (869,868)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2003


                         Preferred Stock             Common Stock               Additional     Stock                      Total
                         Class A and B               No Par Value                 Paid in   Subscription  Accumulated Shareholders'
                            Shares          Value       Shares        Value       Capital    Receivable     Deficit  Equity(Deficit)

Shares issued in exchange for:
Services, October 2000 through
  September 2001 valued from
  $0.11 to $0.40 per shares           0              0    3,471,007      572,790            0            0            0       73,790
Retainers, debt and accrued
  liabilities October 2000
  through September 2001, valued
  from $0.11 to $0.43 per           0              0    3,688,989      487,121            0            0            0      487,121
Cash, October 2000 through
  March 2001 with subscription
  prices ranging from $0.075 to
  $0.083 per share                  0              0    1,045,500       78,787            0            0            0       78,787
Collection of stock subscription
  receivable, October 2000
  on 61,800 shares                  0              0            0            0            0       15,450                    15,450
Exercise of 400,000 common
  stock options, January, 2001
  at a strike price of $0.085 per
  share, in exchange for            0              0      400,000       86,000      (52,000)                                34,000
Issuance of 1,000,000 common
  stock warrants, April 2001
  at an exercise price of $0.192
  per share, in conjunction with
  $300,000 principal value of
  8% convertible debt               0              0            0            0       77,228            0            0       77,228
Issuance of 2,000,000 consultant
  stock options, September 2001
  at a strike price of $0           0              0            0            0      115,000            0            0      115,000
Beneficial conversion options
  April 2001 through September
  2001, pertaining to $300,000
  principal value and accrued
  interest on 8% convertible        0              0            0            0      155,027            0            0      155,027
Net loss for the year               0              0            0            0            0            0   (2,154,567)  (2,154,567)

Balance, September 30, 2001   140,020        140,020   32,133,234   17,412,119    1,530,260            0  (20,571,431)  (1,489,032)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2003


                         Preferred Stock             Common Stock               Additional     Stock                      Total
                         Class A and B               No Par Value                 Paid in   Subscription  Accumulated Shareholders'
                            Shares          Value       Shares        Value       Capital    Receivable     Deficit  Equity(Deficit)

Shares issued in exchange for:
Services, October 2001 through
  September 2002 valued from
  $0.02 to $0.25 per shares         0              0    2,180,000      179,916            0            0            0      179,916
Debt and accrued liabilities
  October 2001 through September
  2002 with common shares
  valued from $0.01 to $0.15 per
  share and preferred A shares
  valued at $1.00 per shares   60,000         60,000   10,948,077      428,563            0            0            0      488,563
Cash, October 2001 through
  September 2002 with prices
  ranging from $0.01 to $0.083
  per share                         0              0    5,833,334      200,000            0            0            0      200,000
Exercise of 550,000 common stock
  option by a consultant at a
  strike price of $0.13 per share
  in exchange for debt              0              0      550,000      103,125      (31,625)           0            0       71,500
Issuance of 3,750,000 warrants
  April 2002 through June 2002
  at an exercise price of $0.045
  per share, in conjunction with
  $750,000 principal value of 12%
  convertible debt                  0              0            0            0      100,087            0            0      100,087
Beneficial conversion option
  April 2002 through June 2002
  pertaining to $750,000 principal
  valued of 12% convertible         0              0            0            0      649,913            0            0      649,913
Conversion of $93,130 principal
  value of 12% convertible debt
  along with $6,916 accrued
  interest, net of $69,233
  convertible debt discount         0              0   12,667,178      111,515      (80,702)           0            0       30,813
Net loss for the year               0              0            0            0            0            0   (2,346,732)  (2,346,732)

Balance, September 30, 2002   200,020        200,020   64,311,823   18,435,238    2,167,933            0  (22,918,163)  (2,114,972)


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2003


                         Preferred Stock             Common Stock               Additional     Stock                      Total
                         Class A and B               No Par Value                 Paid in   Subscription  Accumulated Shareholders'
                            Shares          Value       Shares        Value       Capital    Receivable     Deficit  Equity(Deficit)

Shares issued in exchange for:
Services, October 2001 through
  March 2003 valued from
  $0.01 to $0.02 per shares         0              0   16,880,468      136,305            0            0            0      136,305
Debt and accrued liabilities
  October 2001 through March
  2003 with common shares
  valued from $0.005 to $0.02
  per share                         0              0   12,004,280      225,211            0            0            0      225,211
Cash, October 2001 through
  March 31, 2003 with prices
  ranging from $0.005 to $0.01
  per share                         0              0   88,500,000      140,000            0            0            0      140,000
Beneficial conversion option
  October 2002 through March 2003
  pertaining to $350,000 principal
  valued of 12% convertible debt                                                    350,000                                350,000
Conversion of $89,730 principal
  value of 12% convertible debt
  along with $8,692 accrued
  interest, net of $77,755
  convertible debt discount         0              0   32,255,564      176,178      (77,755)           0            0       98,423
Net loss for the year               0              0            0            0            0            0   (1,449,568)  (1,449,568)

Balance, March 31, 2003       200,020        200,020  213,952,135   19,112,932    2,440,178            0  (24,367,731)  (2,614,601)

CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
          CONSOLIDATED STATEMENT OF CASH FLOWS
   For the Six Months Ended March 31, 2003 and 2002
               And the Cumulative Period
From December 31, 1990 (Inception) Through March 31, 2003


                                                                                              Dec. 1, 1990
                                                                                              (Inception)
                                                        6 Months Ended    6 Months Ended        Through
                                                            Mar. 31           Mar. 31           Mar. 31
                                                              2003              2002              2003
                                                           Unaudited         Unaudited         Unaudited
Operating activities
  Net income (loss)                                       (1,449,568)       (1,074,737)      (23,289,989)
    Adjustments to reconcile net income (loss)
      to net cash provided by (used by)
      operating activities:
        Provision for bad debt                                                                 1,422,401
        Depreciation and amortization                          7,131            13,290         1,677,105
        Stock issued for services                            181,305           214,700         7,568,078
        Stock issued for interest                             91,339                 0           626,930
        Settlements                                                0                 0           (25,000)
        Minority interest                                          0                 0           (62,500)
        Intangibles                                                                  0         1,299,861
        Amortization of debt issuance cost
          and note discounts                                 503,770                 0         1,146,312
Changes in operating assets and liabilities
  (Increase) decrease in assets
    Accounts receivable                                            0                 0            (4,201)
    Prepaid expenses                                                                 0                 0
    Interest receivable                                            0                 0           (95,700)
    Deposits and prepaids                                          0                 0           182,346
  Increase (decrease) in liabilities
    Bank overdraft                                                 0                 0                 0
    Accounts payable                                         148,904           (34,886)          769,152
    Accrued compensation                                      91,738           270,865         2,125,760
    Due to officers                                         (111,053)                0           562,739
    Other current liabilities                                    728            16,981           457,571

Net cash provided by (used by) operating activities         (535,706)         (593,787)       (5,639,135)


CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
          CONSOLIDATED STATEMENT OF CASH FLOWS
   For the Six Months Ended March 31, 2003 and 2002
               And the Cumulative Period
From December 31, 1990 (Inception) Through March 31, 2003


                                                                                             Dec. 1, 1990
                                                                                              (Inception)
                                                         6 Months Ended    6 Months Ended      Through
                                                            Mar. 31           Mar. 31           Mar. 31
                                                             2003              2002              2003
                                                          Unaudited         Unaudited         Unaudited
Investing activities
  Collection of notes receivable                              0                 0                 0
  Increase in notes receivable                                0                 0        (1,322,500)
  Cost of license & technology                                0                 0           (94,057)
  Purchase of equipment                                       0                 0          (198,530)

                                                              0                 0        (1,615,087)
Financing activities
  Common stock issued for cash                          140,000                           3,372,172
  Stock warrants                                              0                 0           177,315
  Preferred stock issued for cash                             0                 0            16,345
  Proceeds from stock purchase                                0                 0           281,250
  Debt issuance cost                                          0                 0          (220,275)
  Proceeds from debts
    Related party                                                               0           206,544
    Other                                               420,000           732,110         3,903,880
  Payments on debt
    Related party                                             0           (52,623)          (53,172)
    Other                                               (12,500)          (88,000)         (398,907)
  Decrease in subscription receivable                         0                 0            35,450
  Contributed capital                                         0                 0               515

Net cash from (used by) financing activities            547,500           591,487         7,321,117

Net increase (decrease) in cash                          11,794            (2,300)           66,895

Cash beginning of period                                 55,101             6,111                 0

Cash end of period                                       66,895             3,811            66,895


CONECTISYS CORPORATION AND SUBSUDIARIES (A Development Stage Company)
          CONSOLIDATED STATEMENT OF CASH FLOWS
   For the Six Months Ended March 31, 2003 and 2002
               And the Cumulative Period
From December 31, 1990 (Inception) Through March 31, 2003

                                                                                         Dec. 1, 1990
                                                                                         (Inception)
                                                    6 Months Ended    6 Months Ended      Through
                                                        Mar. 31           Mar. 31         Mar. 31
                                                         2003              2002            2003
                                                       Unaudited         Unaudited       Unaudited

Cash paid during the year for
  Interest                                                 0                 0           337,669
  Taxes                                                    0                 0             4,850

Non-cash activities
  Common stock issued for
    Purchase of stock                                      0                 0           281,250
    Prepaids                                               0                 0           182,346
    PP&E                                                   0                 0           130,931
    Deposit                                                0                 0                 0
    License & technology                                   0                 0         2,191,478
    Minority interest                                      0                 0            59,247
    Repayment of debt                                309,803           301,250         4,665,859
    Service & interest                               272,644           214,700         5,221,836
  Preferred stock issued for
    Services                                               0                 0            60,000
    Repayment of debt                                 60,000            60,000           179,520
  Preferred stock options issued for
    Repayment of debt                                      0                 0           100,000

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

Note 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Conectisys Corporation (formerly Coastal Financial Corp.)(The "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur. The Company is a development-stage entity developing automatic meter reading technologies and products for remote reading of electronic energy meters located in residential structures.

On July 15, 1998, United Telemetry Company, Inc. was incorporated in the State of Nevada as a wholly owned subsidiary of the Company.

On January 11, 2000, a new Nevada corporation, eEnergyServices.com, Inc., was formed, which has no net assets and which has not, as yet, commenced operations.

Basis of presentation and going concern uncertainty

The accompanying consolidated financial statements include the accounts and transactions of Conectisys Corporation, its wholly owned subsidiaries eEnergyServices.com, Inc., and United Telemetry Company, Inc. All material intercompany transactions and balances have been eliminated in the
accompanying  consolidated  financial  statements.   Certain  prior  period
balances  have  been  reclassified   to  conform  to the current years
presentation.

The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995. The Company has completed two mergers and is in the process of developing its technology and product lines.

As of March 31, 2003, the Company had a deficiency in working capital of approximately $2,700,000, and had incurred continual net losses since its return to the development stage in fiscal 1996 of approximately $21,000,000, which raise substantial doubt about the Company's ability to continue as a going concern.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

Basis of presentation and going concern uncertainty (continued)

Management's plans for correcting these deficiencies include the future sales and licensing of the Company's products and technologies the raising of capital through the issuance of common stock and from continued officer advances, which will help provide the Company with the liquidity necessary to retire its outstanding debt and meet operating expenses. Over the longer term, the Company plans to achieve profitability through the operations of its subsidiaries. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

Fair value of financial instruments (continued)

Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

Since the fair value is estimated at March 31, 2003, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, due to officer, accrued interest, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments. Also, market rates of interest apply on all officer advances and short-term promissory notes. Long-term debt is recorded at face value because the principal amount is convertible into common stock.

Fiscal year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

Research and development costs

The Company has been engaged in researching, engineering, and developing its H-Net(TM) technologies since August 1995, and did not generate any revenue during the past fiscal year. The Company hopes to complete large-scale cost reduction runs for the production and subsequent sale of the H -Net TM system in 2003.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.

Licensing agreements

The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five
years.   During the  year ended  November 30,  1998, the  Company acquired additional license rights in the amount of $421,478 from TechniLink. Although the license remains viable, the Company currently lacks the resources to develop and market it. Accordingly, during the ten month period ended September 30, 1999, the Company accelerated amortization on this asset by writing it down to its net realizable value of $40,000, incurring a charge of $283,133. The balance was fully amortized at September 30, 2000.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally three years for computer software, five years for vehicles and office equipment, and seven years for furniture and fixtures.

Technology

Deferred  technology  costs  include  capitalized  product  development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. At March 31, 2003, no deferred technology costs were recognized.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

Accounting for stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock -based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

Stock issued for non-cash consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

Income taxes

The Company files a consolidated income tax return. The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse. The Company has recognized a valuation allowance covering 100% of the net deferred tax assets (primarily tax benefits from net operating loss carryforwards), because it is more likely than not that the tax benefits attributable to the deferred tax assets will not be realized in the future.

Net loss per common share - basic and diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares, which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 2. RELATED PARTY TRANSACTIONS

The Company previously leased office space in Agua Dulce, California from S.W. Carver Corporation, a company owned by a major shareholder of the Company. Around September 1, 2000, the lease was terminated due to the sale of the building. At that time the Company moved certain property and equipment to its Valencia locations.

The officers of the Company have continually advanced funds to the Company. These advances have generally been in the form of revolving short-term promissory notes at an annual interest rate of 18% (see Note 7 below).

NOTE 3.    PREPAID EXPENSES AND DEPOSITS

During the year ended September 30, 2000, the Company issued 462,487 shares of its common stock as retainers for consulting services ($128,611) and accounting fees ($4,935). In addition, the Company recorded the unearned portion of an engineering contract ($25,000) as a prepaid asset, bringing the total prepaid expense balance at September 30, 2000 to $158,546. All these prepaid assets were expensed during the year ended September 30, 2001. Another 386,584 shares of common stock (valued at $43,800) were issued to a consultant as a retainer at September 30, 2001, for cash payments that were subsequently made by the consultant to other vendors in October 2001. An attorney was paid a retainer in September 2001 for services not yet rendered, bringing the total prepaid expense balance at September 30, 2001 to $48,800. These costs were fully expensed during the year ended September 30, 2002.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 4.    PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2003 consisted of the following:


Office equipment                             $   279,741
Furniture and fixtures                            16,609
Vehicles                                          35,362
                                             -----------
Total cost                                       331,712
Accumulated depreciation                        (287,504)
                                             -----------
Net book value                               $    44,208
                                             ===========
NOTE 5.    LICENSE RIGHTS AND TECHNOLOGY

License rights and technology at March 31, 2003 consisted of the following:

      License rights                               $   421,478
      Accumulated amortization                        (421,478)
                                                    -----------
        Net book value                             $       -

NOTE 6.   DEBT ISSUANCE COSTS

In April 2001, the Company received proceeds of $300,000 from an investor in return for a six-month 8% convertible note and 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. Debt issuance costs on this transaction amounted to $32,775, and consisted of $24,000 in finder's fees, $8,000 in legal fees, and $775 in other costs. These debt issuance costs were fully amortized at September 30, 2001.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 6.   DEBT ISSUANCE COSTS (continued)

In February 2002, the Company received $340,000 in short-term financing from an investment group through the issuance of a promissory note maturing on May 15, 2002 and accruing interest at an annual rate of 18%. Included in the loan was $40,000 in fees, consisting specifically of a $30,000 finder's fee and a $10,000 legal fee. These loan fees were fully amortized at September 30, 2002.

In March through June 2002, the Company received $750,000 from an accredited investor group in exchange for 12% convertible debt, along with 3,750,000 common stock warrants, exercisable over a four-year period at the lesser of $0.045 per share and 50% of the average of the lowest three intraday trading prices of a share of common stock during the 20 trading days immediately preceding conversion. Debt issuance costs associated with these loans amounted to $147,500, of which $90,000 represented finder's fees and $57,500 represented legal costs. Amortization of these fees over the pro-rata portion of the one-year term of the loans amounted to $58,397 through September 30, 2002, leaving an unamortized balance of $89,103 at
September  30,  2002.   An additional $83,369 has  been  amortized  during
the six months ended March 31, 2003, leaving a balance of $5,734.

During November 2002 through March 31, 2003, the Company received $350,000 from an accredited investor group in exchange for 12% convertible debt, along with 1,750,000 common stock warrants, exercisable over a four-year period at the lesser of $0.005 per share and 50% of the average of the lowest three intraday trading prices of a share of common stock during the 20 trading days immediately preceding conversion. Debt issuance costs associated with these loans amounted to $40,000. Amortization of these fees over the pro-rata portion of the one-year term of the loans amounted to $13,699 through March 31, 2003, leaving an unamortized balance of $26,301 at March 31, 2003.

Amortization of this debt issuance cost over the six months ended March 31, 2003 was $97,068, leaving an unamortized balance of $32,035.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 7.    DUE TO OFFICERS

At September 30,  2000, the Company's  CEO had made  cumulative advances to
the Company  of $75,000.   On October  1, 2000,  these advances were rolled
into a revolving promissory note, due on demand, at an annual interest rate of 18%. During the year ended September 30, 2001, additional advances were made in the amount of $20,000 and note repayments totaled $50,000. Accrued interest was determined to be $11,880, bringing the loan balance at September 30, 2001 to $56,880. A new promissory note agreement for this amount was drawn up at the close of business on September 30, 2001, expiring September 1, 2002. During the year ended September 30, 2002, cash
advances  of  $31,500  were  made.   Additionally,  the  loan  account  was
increased by $120,875, representing the value of 2,361,814 restricted shares of the Company's common stock held by the CEO, which were used as collateral and transferred to a note holder in June of 2002 to partially cover a $300,000 debt, and by $16,202, representing the value of 794,857 restricted shares of the Company's common stock held by the CEO, which were pledged to and sold by a convertible note holder on a Company obligation in and accrued interest amounted to $6,913 during the year ended default. Repayments of debt by the Company amounted to $144,806 for the year ended September 30, 2002, resulting in a loan balance due the CEO at September
30, 2002 of $87,564.  During the six months ended March 31, 2003, the
Company paid back $18,011, including $1,808 of personal expenses charged on the Company credit card. The Company issued 2,361,814 shares of common stock to replace the ones transferred to the convertible debt holder, thus decreasing the loan by $120,875. Also, $53,625 was credited to the loan for the common stock of the Company transferred to the CEO in November 2002 for partial payment against the outstanding balance and $5,450 was credited for interest payments bringing the balance outstanding to $7,753. The loan balance at March 31, 2003 is currently due September 1, 2003 and continues to accrue interest at the rate of 18% per year.

The Company's Secretary/Treasurer advanced the Company approximately $61,945 during the year ended September 30, 2001, under a separate revolving promissory note agreement effective October 1, 2000. The note is a demand note, which accrues interest at an annual rate of 18%. Total repayments of the note amounted to $40,681. Accrued interest was $4,610 during the year ended September 30, 2001, bringing the loan balance at year-end to $25,874. A new promissory note agreement for this amount was drawn up at the close of business on September 30, 2001, expiring September 1, 2002. The Secretary/Treasurer also borrowed on a personal credit card for the Company's behalf in the amount of $18,455, bringing the total obligation due the Secretary/Treasurer at September 30, 2001 to $44,329. During the year ended September 30, 2002, the personal credit card balance was virtually paid-off. Additional loan advances were $19,500, loan repayments were $39,500, and accrued interest was $2,269 during the year ended September 30, 2002, bringing the aggregate loan balance due the Secretary/Treasurer at September 30, 2002 to $8,143. During the six months ended March 31, 2003 accrued interest of $759 increased this loan bringing the balance outstanding to $8,902. The loan balance at March 31, 2003 is currently due September 1, 2003 and continues to accrue interest at the rate of 18% per year.

During the period May through September 2002, the Company's Chief Technical Officer advanced the Company $32,946, corresponding to 684,407 restricted shares of the Company's common stock held by the officer, which were pledged to and sold by a convertible note holder on a Company obligation in default. Accrued interest at the annual rate of 18% was $1,831 through the end of the fiscal year, bringing the total loan amount to $34,777 at
September 30, 2002.   During the three months ended March 31, 2003, the
Company issued 731,928 shares of the Company common stock to replace the one transferred to the convertible note holder, thus decreasing the balance of the note by $32,946. Also, during the six months ended March 31, 2003, accrued interest of $945 was credited bringing the outstanding balance to $2,776. The loan balance at March 31, 2003, is currently due ?on demand and continues to accrue interest at the rate of 18% per year.

The aggregate amount due officers at March 31, 2003 was $19,431 and interest expense on the officer loans amounted to $7,154 for the six months ended March 31, 2003.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 8.    NOTES PAYABLE

Notes payable at March 31, 2003 consisted of the following:

Registered Convertible Debentures
Convertible Debenture #1

     Note payable to AJW Partners, LLC            $30,060
      (Convertible Debenture) due on
      March 29, 2003 at an annual interest
      rate of 12%

     Accrued interest of $889 and principal
      on Convertible Debenture convertible
      into approximately 24,759,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                   889       30,949
                                                  --------

     Note payable to New Millennium Capital       $30,060
      Partners II, LLC (Convertible Debenture) due on March 29, 2003 at an annual interest rate of 12%

     Accrued interest of $889 and principal
      on Convertible Debenture convertible
      into approximately 24,759,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                   889        30,949
                                                  --------

     Note payable to AJW/New Millennium            34,870
      Offshore, Ltd.(Convertible Debenture)
      due on March 29, 2003 at an annual
      interest rate of 12%

     Accrued interest of $1,032 and principal
      on Convertible Debenture convertible
      into approximately 28,721,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                 1,032        35,902
                                                  --------

     Note payable to Pegasus Capital Partners,     22,150
      LLC. (Convertible  Debenture) due
      on March 29, 2003 at an annual
      interest rate of 12%

     Accrued interest of $655 and principal
      on Convertible Debenture convertible
      into approximately 18,244,000
      shares of common stock at the price
      of $0.00125 at March 31, 2003                   655        22,805
                                                  --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 8.    NOTES PAYABLE (continued)

 Convertible Debenture #2

    Note payable to AJW Partners, LLC            $40,000
     (Convertible Debenture) due on
     May 10, 2003 at an annual interest
     rate of 12%

     Accrued interest of $1,184 and principal
      on Convertible Debenture convertible
      into approximately 32,947,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,184         41,184
                                                 --------

     Note payable to New Millennium Capital       40,000
      Partners II, LLC(Convertible Debenture)
      due on  May 10, 2003 at an annual
      interest rate of 12%

     Accrued interest of $1,210 and principal
      on Convertible Debenture convertible
      into approximately 32,947,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,184         41,184
                                                 --------

     Note payable to AJW/New Millennium           45,000
      Offshore, Ltd.(Convertible Debenture)
      due on May 10, 2003 at an annual
      interest rate of 12%

     Accrued interest of $1,332 and principal
      on Convertible Debenture convertible
      into approximately 37,065,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,332         46,332
                                                 --------

     Note payable to Pegasus Capital Partners,   $25,000
      LLC.  (Convertible Debenture) due
      on May 10, 2003 at an annual
      interest rate of 12%

     Accrued interest of $740 and principal
      on Convertible Debenture convertible
      into approximately 20,592,000
      shares of common stock at the price
      of $0.00125 at March 31, 2003                  740         25,740
                                                  -------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003


NOTE 8.    NOTES PAYABLE (continued)

Convertible Debenture #3

    Note payable to AJW Partners, LLC               80,000
     (Convertible Debenture) due on
     June 17, 2003 at an annual interest
     rate of 12%

     Accrued interest of $2,367 and principal
      on Convertible Debenture convertible
      into approximately 65,893,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                  2,367       82,367
                                                    -------

     Note payable to New Millennium Capital         80,000
      Partners II, LLC(Convertible Debenture)
      due on  June 17, 2003 at an annual
      interest rate of 12%

     Accrued interest of $2,367 and principal
      on Convertible Debenture convertible
      into approximately 65,893,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                  2,367       82,367
                                                   --------

     Note payable to AJW/New Millennium            $90,000
      Offshore, Ltd.(Convertible Debenture)
      due on June 17, 2003 at an annual
      interest rate of 12%

     Accrued interest of $2,663 and principal
      on Convertible Debenture convertible
      into approximately 74,130,400
      shares of common stock at the price
      of $0.00125 at March 31, 2003                 2,663        92,663
                                                  --------

     Note payable to Pegasus Capital Partners,     50,000
      LLC. (Convertible
      Debenture) due on June 17, 2003
      at an annual interest rate of 12%

     Accrued interest of $1,479 and principal
      on Convertible Debenture convertible
      into approximately 41,183,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,479        51,479
                                                 --------

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 8.    NOTES PAYABLE (continued)

   Note payable to AJW Capital Partners, LLC      66,666
      (Convertible Debenture) due on November
      27, 2003
      at an annual interest rate of 12%

     Accrued interest of $1,973 and principal
      on Convertible Debenture convertible
      into approximately 54,911,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,973        68,639
                                                 --------
   Note payable to AJW Offshore, Ltd.             66,666
      (Convertible Debenture) due on
      November 27, 2003 at an annual
      interest rate of 12%

     Accrued interest of $1,973 and principal
      on Convertible Debenture convertible
      into approximately 54,911,200
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,973        68,639
                                                 --------

 Note payable to AJW Qualified Partners,          66,668
      LLC. (Convertible
      Debenture) due on November 27, 2003
      at an annual interest rate of 12%

     Accrued interest of $1,973 and principal
      on Convertible Debenture convertible
      into approximately 54,912,800
      shares of common stock at the price
      of $0.00125 at March 31, 2003                1,973        68,641
                                                 --------

   Note payable to AJW Capital Partners, LLC      50,000
      Offshore, Ltd. Ltd. (Convertible
      Debenture) due on March 3, 2004
      at an annual interest rate of 12%

     Accrued interest of $477 and principal
      on Convertible Debenture convertible
      into approximately 40,381,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                  477        50,477
                                                 --------

   Note payable to AJW Capital Partners, LLC      50,000
      (Convertible Debenture) due on March 2,
       2004
      at an annual interest rate of 12%

     Accrued interest of $477 and principal
      on Convertible Debenture convertible
      into approximately 40,381,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                  477        50,477
                                                 --------

   Note payable to AJW Qualified Partners, LLC    50,000
      (Convertible Debenture) due on March 3, 2004
      at an annual interest rate of 12%

     Accrued interest of $477 and principal
      on Convertible Debenture convertible
      into approximately 40,381,600
      shares of common stock at the price
      of $0.00125 at March 31, 2003                  477        50,477
                                                 --------
Subtotal of Convertible Debentures                             941,271
    Less note discount                                        (358,944)
                                                              ---------
Net carrying value of Convertible Debentures                   582,327

      Note payable to Devon Investment Advisors,
      unsecured, due on demand, interest payable
      at an annual rate of 10%.                                241,824

     Note payable to Black Dog Ranch LLC,
      unsecured, due on demand, including interest
      at an annual rate of 18%.                                193,567

      Convertible note payable to Laurus Master Fund, Ltd.,
      with interest payable at an annual rate of 8%, conversion
      premium of 25% based on current market price of
      the Company's common stock (as defined), initially
      due October 12, 2001 and extended to
      December 1, 2001.  Currently in default.                  61,971

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003


NOTE 8.    NOTES PAYABLE (continued)

      Convertible note payable to Rowell A. McHatten, Jr.,
      unsecured, with interest payable at an annual rate
      of 14%, convertible into restricted common stock of
      the Company at $0.06 per share, due April 24, 2003.       11,393
                                                             ----------
      Total notes payable                                    1,091,082

          Current portion                                   (1,091,082)
                                                              ---------
      Long-term portion                                      $       0
                                                              =========

On April 12, 2001, the Company received $300,000 in proceeds from Laurus Master Fund, Ltd. ("Laurus") and issued a $300,000 principal value 8% convertible note due on October 12, 2001, along with 1,000,000 common stock warrants, exercisable at $0.192 per share over a four-year period. $77,228 of the proceeds was allocated to the cost of the warrants, with the remaining $222,772 allocated to the cost of the debt instrument, based on the relative fair market values of the note and the warrants at the date of issuance.

A convertible note discount of $77,228 was also recognized, which was effectively fully amortized at September 30, 2002 as interest expense.

The note is convertible (at the option of the holder) into common stock at the littlest of 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the closing date (April 12, 2001) or 80% of the average of the 3-lowest closing bid prices during the 30 trading days prior to the conversion date (assumed to be September 30, 2002). At April 12, 2001, the note was convertible into approximately 2,181,500 common shares at an exercise price of approximately $0.1021 per share, and at September 30, 2002, the note was convertible into approximately 20,189,875 common shares at an exercise price of approximately $0.0064 per share. In either instance, the fair value of the debt instrument (due to the 80% pricing advantage) was $375,000 (a 25% premium on the principal value), resulting in a further convertible debt discount of $152,228, representing the difference between the note's fair value of $375,000 and the allocated proceeds at issuance of $222,772. This discount was also fully amortized at September 30, 2001.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 8.    NOTES PAYABLE (continued)

A corresponding $152,228 credit was made to additional paid-in capital for the conversion benefit option, i.e., the intrinsic value of the matured debt instrument. Interest accrued at 8% on the $300,000 note principal through September 30, 2002 was $17,168; for presentation purposes, this interest was added to the principal value of the note at the year-end balance sheet date. The holder can also convert the accrued interest into common stock at a 25% premium ($4,292), bringing the total conversion benefit option to $155,027. Total amortization of interest on the discounted convertible note during the year ended September 30, 2001 (including $32,775 in debt issuance costs associated with the transaction) amounted to $265,030.

The maturity date on the $300,000 principal value 8% convertible note, initially October 12, 2001, was extended to December 1, 2001. Because of the inherent conversion benefit feature, the aggregate note with accrued interest, totaling $311,194 at September 30, 2001, was classified as a long-term liability.

The Company was unable to pay-off the note at maturity. However, after receiving bridge financing from another investment group in February 2002, the Company subsequently repaid $150,000 of the obligation, as the note holder elected to not convert the debt to shares. Consequently, the note holder sold 1,479,264 of the 4,773,208 shares of the Company's common stock that had been pledged by officers of the Company as collateral, resulting
in  net proceeds  of $49,148.   Adding accrued  interest of  $17,168 at  an
annual rate  of 12%,  brought the  loan balance  at September  30, 2002  to
$129,214.   During the six months ended March 31, 2003, the  note
holder sold the remaining 3,293,944 pledged shares for net proceeds of $67,144 and netted another $3,200 from the issuance of 500,000 new
Company shares. Accrued interest during the six months ended March 31, 2003 was $3,101, bringing the total liability to $61,971.

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund. This loan from the Mercator Momentum Fund was a short-term loan due May 15, 2002 and accrues interest at an annual rate of 18%. The loan was secured by shares of common stock. On June 14, 2002 Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of common stock to their name because the Company was in default on the loan. Thereafter, on June 21, 2002, Mercator Momentum Fund filed an action against Conectisys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also the Company's Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The Company believes that Mercator Momentum Fund's claims are without merit because, among other factors, they have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of common stock. The Company intends to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 9. SECURED CONVERTIBLE DEBENTURES

In order to provide working capital and financing for the Company's continued research and development efforts as of March 29, 2002, the Company entered into a securities purchase agreement and related agreements with four accredited investors (the "Purchasers") for the purchase of up to $750,000 of the Company's 12% Convertible Debentures due one year from their date of issuance. The Company granted the holders of the debentures a continuing security interest in all of the Company's assets to secure the Company's obligations under the debentures and related agreements. The debentures bear interest at a rate of 12% per annum, payable quarterly in common stock or cash at the option of the Purchasers.

On March 29, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On May 10, 2002 the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the Company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

On June 17, 2002 the Company issued an aggregate of $300,000 of 12% convertible debentures in a private offering to four accredited investors. Three of the investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.06 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,500,000 shares of common stock at a per share exercise price equal to the lesser of $.045 and the average of the lowest three intra-day trading prices during the 20 trading days immediately preceding an exercise.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 9. SECURED CONVERTIBLE DEBENTURES (continued)

The fair value of the twelve debt instruments (due to the 100% pricing advantage) in aggregate was $1,500,000 (a 100% premium on the principal
value)  making the  beneficial conversion  option   $649,913  at inception
($750,000 less the $100,087 allocated to the issuance of the 3,750,000 related warrants).

On November 27, 2002 the Company issued an aggregate of $200,000 of 12% convertible debentures in a private offering to three accredited investors. The investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 1,000,000 shares of common stock at a per share exercise price equal to $.005.

The fair value of the three debt instruments (due to the 100% pricing advantage) in aggregate was $400,000 (a 100% premium on the principal
value)  making the beneficial conversion  option   $199,054  at inception
($200,000 less the $946 allocated to the issuance of the 1,000,000 related warrants).

On March 3, 2003, the Company issued an aggregate of $150,000 of 12% convertible debentures in a private offering to three accredited investors. The investors, if certain conversion limitations are disregarded, are beneficial owners of 5% or more of the company's outstanding shares of common stock. The debentures initially were convertible into shares of common stock at the lesser of $.01 per share and 50% of the average of the lowest three intra-day trading prices of a share of common stock during the 20 trading days immediately preceding conversion. The debentures were accompanied by warrants to purchase up to an aggregate of 750,000 shares of common stock at a per share exercise price equal to $.005.

The fair value of the three debt instruments (due to the 100% pricing advantage) in aggregate was $300,000 (a 100% premium on the principal
value)  making the beneficial conversion  option   $149,291  at inception
($200,000 less the $709 allocated to the issuance of the 750,000 related warrants).

The Company's convertible debentures and related warrants contain anti -dilution provisions whereby, if the Company issues common stock or securities convertible into or exercisable for common stock at a price less than the conversion or exercise prices of the debentures or warrants, the conversion and exercise prices of the debentures or shall be adjusted as stipulated in the agreements governing such debentures and warrants.

During the six months ended March 31, 2003, the Company issued 32,255,564 shares of common stock in connection with regular interest payments and upon conversion of an aggregate of $87,730 of principal and $8,692 of related interest on the Company's convertible debentures. A corresponding reduction of $77,755 to the beneficial conversion option was made.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 9. SECURED CONVERTIBLE DEBENTURES (continued)


As of March 31, 2003 the Company was indebted for an aggregate of $917,140 of principal and $24,131 (for 2nd quarter 2003) accrued and unpaid interest on these convertible debentures. To the extent debentures issued by the Company are converted into shares of common stock, the Company will not be obligated to repay the converted amounts.

As part of the recording of the convertible debt transactions, a beneficial conversion option for $649,913 was recognized, along with a corresponding debt discount. The total debt discount of $750,000, including $100,087 attributable to the stock warrants, is being amortized over the one-year life of the debt instruments. $279,115 was amortized through September 30, 2002, resulting in an unamortized discount of $401,652 at September 30, 2002, which was net of $69,233 in convertible bond discount that was transferred to equity upon the conversion of $93,130 principal value of debt, along with $6,916 in accrued interest. Accordingly, the $80,702 pro -rata portion of the beneficial conversion option attributable to the $93,130 in debt principal converted, was also transferred to common stock, leaving a balance $724,238 at September 30, 2002. The conversion of the Purchaser debt and accrued interest during the period resulted in the issuance of 12,667,178 shares of the Company's common stock.

As part of the recording of the convertible debt transactions, a beneficial conversion option for $199,054 was recognized, along with a corresponding
debt discount.   The total  debt discount  of $200,000,  including $946
attributable to the stock warrants, is being amortized over the one-year life of the debt instruments. $53,151 was amortized through March 31, 2003, resulting in an unamortized discount of $146,849 at March 31, 2003.

As part of the recording of the convertible debt transactions, a beneficial conversion option for $149,291 was recognized, along with a corresponding
debt discount.   The total  debt discount  of $150,000,  including $709
attributable to the stock warrants, is being amortized over the one-year life of the debt instruments. $4,129 was amortized through March 31, 2003 resulting in an unamortized discount of $145,871 at March 31, 2003.

As noted above, $182,860 of the $1,100,000 principal value of convertible debt at March 31, 2003 had been converted, leaving a principal balance of $917,140 (plus accrued interest of $24,131 for 2nd quarter 2003).


NOTE 10.        SHAREHOLDERS' EQUITY (DEFICIT)

The Company's authorized capital stock consists of 1,000,000,000 shares of common stock, no par value per share, and 50,000,000 shares of preferred stock, $1.00 par value per share. Of the 50,000,000 authorized shares of preferred stock, 1,000,000 shares have been designated as Class A Preferred Stock and 1,000,000 shares have been designated as Class B Preferred Stock, and the remaining 48,000,000 shares are undesignated. As of March 31, 2003,
213,952,135 shares of  the  Company's   common  stock outstanding held by
approximately 800 holders of record and 200,020 shares of the Company's Class A Preferred Stock outstanding held by one holder of record and no shares of Class B Preferred Stock outstanding.

During October 2002 through March 2003, the Company issued 15,130,468 shares of its common stock consultants in exchange for $118,805 of services rendered.

During October 2002 through March 2003, the Company issued 1,000,000 shares of its common stock in exchange for four Advisory Board Members for $10,000 of services rendered.

During October 2002 through March 2003, the Company issued 750,000 shares of its common stock to two employees for $7,500 in bonuses.

In October 2002 through March 2003, the Company issued 32,255,564 of its common shares to an investor group in exchange for $89,730 in convertible debt and $8,692 in interest (considered services). In conjunction with these transactions, $77,775 of the Company's beneficial conversion option was also transferred to common stock.

In October through March 2003, the Company issued 88,500,000 shares of its common stock to investors for $140,000 in cash.

In October through March 2003, the Company issued 12,004,280 shares of its common stock for a reduction in debt of $225,211.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 11.  INCOME TAXES

Deferred income taxes consisted of the following at March 31, 2003:

      Deferred tax asset, benefit
      of net operating loss
      carryforward                                $ 7,600,000
      Valuation allowance                          (7,600,000)
                                                  -----------
        Net deferred taxes                        $       -
                                                  ===========

The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered. During the six months ended March 31, 2003, the deferred tax asset and valuation allowance were both increased by $600,000.

The Company has approximately $19,700,000 in both federal and California net operating loss carryforwards. The federal net operating loss carryforwards expire as follows: $2,700,000 in the year 2012, $5,300,000 in 2018, $1,200,000 in 2019, $3,500,000 in 2020, $2,400,000 in 2021 and
$2,300,000 in 2022. The California net operating loss carryforwards expire as follows: $2,700,000 in the year 2002, $5,300,000 in 2003, $1,200,000 in
2004, $3,500,000 in 2005, $2,400,000 in 2006, and $2,300,000 in 2007.   The
latest federal and California corporate income tax returns filed by the Company were for the tax year ended November 30, 2000.

NOTE 12.        COMMITMENTS AND CONTINGENCIES

Employment agreements

The Company has entered into four employment agreements with key individuals, the terms of the agreements are as follows:

1) The CEO (and again President) of the Company entered into an agreement dated October 2, 1995 (which was subsequently amended September 1, 1997, September 1, 1999, and March 27, 2000) for a period of five years (to April 1, 2005), and he is entitled to receive a base salary of $160,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus will be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 2,000,000 shares of the Company's

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 12.        COMMITMENTS AND CONTINGENCIES (continued)

restricted common stock at a price equal to 50% of the average market value for the prior 30 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.3864 per share, with an expiration date of December 2, 2003.

2) The Acting President of the Company entered into an agreement dated September 11, 2000 for a period of six months through March 11, 2001. On March 1, 2001 the agreement was extended through September 30, 2001. He is entitled to receive a base salary (consulting fees) of $120,000 per year, of which 50% shall be paid in cash and 50% shall be paid in restricted common stock at a rate equal to 50% of the average market closing price for the last 5 trading days of each quarter. He shall be issued 100,000 shares of restricted common stock as a hiring bonus, at a per share price of $0.28415, equivalent to 50% of the average market closing price for the prior 30 trading days before the agreement date. He shall further receive performance bonuses (paid in restricted common stock) upon successful completion of specific milestones pertaining to the implementation and deployment of the HNET System. The incentive package could net him up to 650,000 shares of restricted common stock. As of September 30, 2002, none of these milestones were met. He is also granted an option through March 11, 2001 to purchase up to 100,000 shares of the Company's restricted common stock at a price of $0.38 per share. This option has since expired. The Acting President no longer works for the Company in this capacity, but remains as a member of the Advisory Board.

3) The Secretary and Treasurer of the Company entered into an Agreement dated October 2, 1995 (which was subsequently amended September 1, 1997, September 1, 1999, and March 27, 2000), for a period of five years (extended through April 1, 2005), and she is entitled to receive a base salary of $80,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 12.        COMMITMENTS AND CONTINGENCIES (continued)

Employment agreements (continued)

salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. She is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value for the prior 180 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.38 per share, with an expiration date of December 31, 2004.

4) The Chief Technical Officer of the Company entered into an agreement dated August 1, 1998 for an initial term of three years (extended through August 1, 2003), and he is entitled to receive a base salary of $150,000 per year, with a minimum of $90,000 to be paid annually in cash and the balance paid (at the option of the Company) in cash or restricted common stock under rule 144. The employee shall receive a hire-on bonus of $75,000 worth of the Company's restricted common stock under rule 144, at
one-half  market price.   The employee  shall further  receive performance
bonuses (paid in restricted common stock, as above) upon successful completion of specific milestones pertaining to the implementation and deployment of certain software (up to $862,500). If substantially all performance milestones are met, he is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value at the date of purchase. As of March 31, 2003, none of the aforementioned milestones had been successfully completed.

Litigation

There has been one recent legal proceeding in which the Company has been a party:

In February 2002, the Company borrowed $340,000 from the Mercator Momentum Fund in order to make an initial $100,000 payment to Laurus Master Fund, Ltd. and to fund continuing development of the Company's H-Net(TM) system. This loan from the Mercator Momentum Fund was a short-term loan due May 15, 2002 and accrues interest at an annual rate of 18%. The loan was secured by shares of the Company's common stock. As of June 13, 2002, the

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 12.        COMMITMENTS AND CONTINGENCIES (continued)

Litigation (continued)

Company owed Mercator Momentum Fund approximately $243,000 of principal and accrued and unpaid interest under this loan and were in default in the repayment of this debt.

On June 14, 2002, Mercator Momentum Fund transferred collateral in the form of 5,861,814 shares of the Company's common stock into its name as a result of the Company's default on Mercator's loan. Of the 5,861,814 shares of common stock transferred into the name of Mercator Momentum Fund, 3,500,000 shares of the Company's common stock were issued and pledged as collateral by the Company in February 2002, and 2,361,814 shares of the Company's common stock were issued and pledged as collateral by Robert Spigno, the Company's Chief Executive Officer, in February 2002.

On June 21, 2002 Mercator Momentum Fund filed an action against Conectisys Corporation, Robert A. Spigno and Patricia A. Spigno in the Superior Court of California, County of Los Angeles (Case No. BC276283) for breach of promissory note, foreclosure of security interests and fraud and deceit. Mr. Spigno is the Chairman of the Board and a director of the Company and is also the Company's Chief Executive Officer. Ms. Spigno is the Company's Secretary and Chief Financial Officer. On July 3, 2002, Mercator Momentum Fund filed a first amended complaint in the Superior Court of California, County of Los Angeles (Case No. BC276283) adding a claim for common count for money lent. Mercator Momentum Fund seeks damages of approximately $243,000 plus approximately $66 in interest per day commencing June 21, 2002 and other compensatory and punitive damages of unspecified amount. The Company believes that Mercator Momentum Fund's claims are without merit because, among other factors, they have affirmative defenses to those claims, including usury and the satisfaction of amounts owed under loan from Mercator Momentum Fund as a result of the enforcement by Mercator Momentum Fund of its security interest in shares of common stock. The Company intends to vigorously defend against these claims and to pursue appropriate counterclaims against Mercator Momentum Fund.

The Company, during its normal course of business, may be subject from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.

NOTE 13.        STOCK OPTIONS AND WARRANTS

During the fiscal year ended September 30, 1999, the Company issued to a note holder options to purchase 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share. As consideration, the Company reduced its debt to the note holder by $50,000 and received an extension of time to pay-off its promissory note. The Company also issued to its CEO options to purchase another 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share in exchange for a reduction in debt of $50,000. Total consideration

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 13.        STOCK OPTIONS AND WARRANTS (continued)

received on the above issued options, as evidenced by debt reduction, was $100,000. These options can be exercised through November 1, 2002 and can also be converted into common stock at the rate of 10 common shares for each Class B preferred share. In September 2001, the exercise price on the Class B preferred stock options was adjusted to $2.50 per share and the exercise period extended to November 1, 2004.

The Company's CEO currently owns 200,020 shares of the Company's Class A preferred stock, of which 60,000 shares were purchased during the year ended September 30, 2002, and has options to purchase another 250,000 shares for $1.00 per share through November 1, 2005.

The Company accounts for stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. No common stock options or warrants were granted to officers and directors of the Company during the years ended September 30, 2002 or 2001. During the year ended September 30, 2000, the Company had issued 100,000 common stock options to its Acting President at an exercise price of $0.38 per share, exercisable over a six-month period. As the exercise price approximated the market price of the common stock on the date of grant and the term of the options was short, no compensation cost had to be recorded in the financial statements under the Black-Scholes call option pricing model. These common stock options expired on March 11, 2001.

The total balance of stock options and warrants exercisable at September 30, 2000 was $1,235,005, including $100,000 attributable to the Company's Class B preferred stock, as noted above.

In January 2001, a consultant exercised 400,000 out of 500,000 common stock options that had been granted in September 2000, at an exercise price of $0.085 per share. The $34,000 proceeds were applied to an outstanding note due the consultant. Additionally, $52,000 of additional paid-in capital (recorded as stock options exercisable) was reclassified to common stock. This was because an aggregate fair value amount of $65,000 had been recognized in the financial statements when these options were granted in September 2000 at an exercise price set at 15% below market. The fair value was determined utilizing the Black-Scholes call option

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 13.        STOCK OPTIONS AND WARRANTS (continued)
pricing model,  assuming a  6% risk  free rate  of return  and a volatility
factor  of 50%.   The remaining  100,000 common  stock options  expired in
September 2001.

In March  2001, 45,500  common stock  warrants were  issued to common stock
subscribers, exercisable at $2.00 per  share through March 3, 2003.   These
warrants had no material value upon issuance.

In April 2001, 1,000,000 common stock warrants were issued to an investor in conjunction with a $300,000 principal value 8% convertible note. The warrants are exercisable at $0.192 per share over a four-year period, and were valued at $77,228 (see Note 8 above).

In September 2001, 2,000,000 common stock options were issued to a consultant. The options are exercisable at $0.13 per share over a four -year period and were valued under the Black-Scholes call option pricing model (assuming a 50% volatility factor and a 5% risk-free rate of return) at $115,000, bringing the balance of stock options and warrants exercisable at the September 30, 2001 fiscal year-end to $1,375,233.

In December 2001 and January 2002, the consultant exercised 550,000 of the above common stock options, applying the $71,500 cost of exercise against an outstanding note payable. Stock options exercisable were also reduced and transferred to common stock in the amount of $31,625.

In March 2002 through June 2002, 3,750,000 three-year common stock warrants were issued to an accredited investor group in connection with a $750,000 12% convertible debenture financing arrangement (see Note 8
above).   The allocated cost of  these warrants amounted  to $100,087, so that the total stock options and warrants exercisable at September 30, 2002 was now $1,443,695.

During the year ended September 30, 2002, an additional 6,852,205 common stock options were granted to consultants and investors, at exercise prices ranging from $0.50 to $2.00 per share, and over terms expiring from November 1, 2003 through January 16, 2005. Because these strike prices were substantially above the market price of the Company's common stock, no value was attributed to these options at the time of grant.

In November 2002, 1,000,000 three-year common stock  warrants were issued to an accredited  investor group in connection with  a $200,000
12% convertible debenture  financing arrangement (see  Note 8 above).   The
allocated cost of these warrants amounted to $968, so that the total stock options and warrants exercisable at March 31, 2003 was now $1,444,663.

In March 2003, 750,000 three-year common stock  warrants
were issued to an accredited  investor group in connection with  a $150,000
12% convertible debenture  financing arrangement (see  Note 8 above).   The
allocated cost of these warrants amounted to $709, so that the total stock options and warrants exercisable at March 31, 2003 was now $1,445,372.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 13.        STOCK OPTIONS AND WARRANTS (continued)

The Company has granted various common stock options and warrants to employees and consultants. Generally, the options and warrants were granted at approximately the fair market value of the Company's common stock at the date of grant and vested immediately, except that when restricted rule 144 common stock was issued, the options and warrants were granted at an average market discount of 50% (ranging from between 20% to 75%). Compensation expense for options and warrants issued to employees for services were recorded as the difference between the intrinsic value of those services as measured by the (discounted) market value of the common stock at the date of grant and the exercise price in accordance with APB Opinion No. 25, with pro forma disclosure of the excess market value as required by FASB No. 123. All options and warrants issued to consultants and other non-employees were recorded at the fair value of the services rendered and equivalent to the market value (as discounted, if applicable) of the equity instruments received as per FASB No. 123. The market value was determined by utilizing an averaging convention of between 5 to 30 days of the closing price of the Company's common shares as traded on the over -the-counter bulletin board (stock symbol CNES) through the grant date and applying certain mathematical assumptions as required under the Black -Scholes model. Such assumptions, pertaining to the risk-free annual rate of return and stock volatility, were generally the same as those mentioned above when making fair value disclosures for the issuance of officer and employee stock options, except that the risk-free annual rate of return during the latter half of fiscal 2001 and subsequent was assumed to be 5% (rather than 6%) due to the general decline of interest rates occurring throughout the economy and the world.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 13.        STOCK OPTIONS AND WARRANTS (continued)

The common stock option activity during the six months ended March
31, 2003 and the fiscal years ended September 30, 2002 and September 30, 2001 was as follows:

                                           Common Stock      Weighted
                                             Options         Average
                                                and          Exercise
                                             Warrants         Price
                                            ----------       --------
     Balance outstanding, October 1, 2000     3,207,154        $.69

      Granted                                 3,000,000         .15
      Exercised                                (400,000)        .09
      Expired                                  (200,000)        .23
                                             ----------
     Balance outstanding, September 30, 2001  5,607,154         .42

      Granted                                 3,750,000         .05
      Exercised                                (550,000)        .13
                                             ----------
     Balance outstanding, September 30, 2002  8,807,154        $.28

      Granted                                 1,750,000         .005
      Exercised                                       0         .00
                                             ----------
     Balance outstanding, March 31, 2003     10,557,154        $.25
                                             ==========        ====

The following table summarizes information about common stock options at March 31, 2003:

                          Outstanding                  Exercisable
                           Weighted    Weighted               Weighted
   Range of      Common    Average      Average      Common    Average
   Exercise       Stock      Life      Exercise       Stock   Exercise
    Prices      Options    (Months)      Price       Options    Price
-------------   ---------   -------     -------      --------- -------
$2.00 - $2.00     563,500        17     $  2.00        563,500 $  2.00
$ .38 - $ .38     100,000        21     $   .38        100,000 $   .38
$ .19 - $ .19   1,000,000        24     $   .19      1,000,000 $   .19
$ .05 - $ .05   3,750,000        25     $   .05      3,750,000 $   .05
$ .13 - $ .13   1,450,000        29     $   .13      1,450,000 $   .13
$ .39 - $ .39   1,443,654        32     $   .39      1,443,654 $   .39
$ .38 - $ .38     500,000        32     $   .38        500,000 $   .38
$ .005-.$.005   1,000,000        32     $   .005     1,000,000 $   .005
$ .005-.$.005     750,000        35     $   .005       750,000 $   .005


$ .05 - $2.00   10,557,154       27     $   .25     10,557,154 $   .25
=============   =========        ==     =======      ========= =======

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2003

NOTE 13.        STOCK OPTIONS AND WARRANTS (continued)

The above tables exclude 4,852,205 warrants exercisable at prices ranging from $0.50 to $2.00 per share, which have nominal value and which were issued to certain stock subscription investors and consultants. These warrants will all expire during the period November 1, 2003 through January 16, 2005. The tables also exclude a contingent issuance to the Company's Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share and expiring December 31, 2004. These common stock options will not vest until certain milestones have been attained.